SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  F O R M 8 - K

                                 CURRENT REPORT


          Pursuant to Section 13 or 15(d) of the Securities Act of 1934


Date of Report (date of earliest event reported) February 12, 1997



                              COLUMBUS ENERGY CORP.
             (Exact name of registrant as specified in its charter)


       Colorado                       1-9872                      84-0891713
(State or other jurisdiction       (Commission                  (IRS Employer
      of incorporation)            File Number)                 Identification
                                                                      No.)


                 1660 Lincoln Street, Denver Colorado     80264
               (Address of Principal executive offices) (Zip Code)


                                 (303) 861-5252
              (Registrant's telephone number, including area code)


                                    No Change
          (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

     On February 11, 1997 the Columbus Energy Corp. Board of Directors voted to withdraw its previously filed registration statement covering the offering to its shareholders of 400,000 shares of Series A 7% Convertible Preferred Stock with a $25 per share redemption value. Several factors contributed to this decision which included significantly higher prices for natural gas and crude oil received over the past four months along with the increase in its natural gas production and sales revenues as a result of new gas wells completed during the past few months. These contributed to the significant reduction of its bank debt from $3.2 million at the end of the third quarter to $2.2 million as of its year end on November 30, 1996, and to only $1.6 million as of January 31, 1997, which payments were out of cash flow which has averaged about $600,000 per month during that five-month period. Also contributing to the Board's decision was an unexplained recent weakness in the price of Columbus' common shares when compared to that of its peers despite the fact that its 1996 U.S. only operations have yielded record results in terms of oil and gas sales, cash flow (in total and on a per share basis), and net earnings per share. The Board believed this would have forced pricing of convertibility ratio of the Preferred Shares at an unacceptable level.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (C) Exhibits:

        No. 28 -    Columbus Energy Corp. press release dated February 12, 1997.

        No. 28(a)-  Company  letter dated  February 12, 1997 to  Securities  and
                    Exchange Commission withdrawing the registration statement.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            COLUMBUS ENERGY CORP.
                                            (Registrant)

DATE:   February 13, 1997                            BY: /s/ H. C. Gutjahr
     ------------------------                           ------------------
                                                     H. C. Gutjahr
                                                     Corporate Secretary